841 Putnam International Equity Fund
6/30/15 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  7,318
		Class B	  8
		Class C	  100
	        Class M	  67

72DD2	        Class R	  29
		Class R5  97
                Class R6  217
		Class Y	  820

73A1		Class A	  0.215
		Class B	  0.011
		Class C	  0.041
                Class M	  0.095

73A2		Class R	  0.179
		Class R5  0.309
                Class R6  0.321
		Class Y	  0.285

74U1		Class A	  34,313
		Class B	  641
		Class C	  2,531
	        Class M	  638

74U2		Class R	  187
		Class R5  807
                Class R6  706
                Class Y	  3,763

74V1		Class A	  24.31
		Class B	  23.14
		Class C	  23.47
                Class M	  23.64

74V2		Class R   23.87
		Class R5  24.66
                Class R6  24.69
		Class Y	  24.61


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.